RULES OF THE SYNTHETIC OPTION SCHEME

FRONTLINE LTD.
(Approved by the Board of Directors of Frontline Ltd. on [●] 2021)

1.DEFINITIONS
1.1In this Scheme the following words and expressions shall, where the context so permits, have the following meanings:
"Adoption Date" means the date on which the Scheme is approved by the Board.

"Auditors" means the auditors of the Company (acting as experts and not as arbitrators) from time to time.
"Board" means the board of directors from time to time of the Company or the directors present at a duly convened meeting of the board of directors or of a duly constituted committee of the board of directors at which a quorum is present.
"Change of Control" means an event whereby another entity gains control over the Company (i) by imposing a merger or consolidation in which the Company is not the surviving company or (ii) by acquiring the majority of the shares in the Company or (iii) by the vote of its own shares or by acting in concert with other shareholders appoints a new majority of the Board.
"Company" means Frontline Ltd., registered in Bermuda.

"Date of Grant" means the date on which an Option is granted by the Board pursuant to Clause 2 hereof.
"Eligible Person" means:

(a)an employee who is, or who becomes, contracted to work at least 20 hours per week in the service of one or more Participating Companies; or
(b)a director or officer of a Participating Company,

in each case provided that neither the Participating Company nor the employee, director or officer has served a notice of termination or resignation relating to such person's employment, directorship or officer position.
"Exercise Payment" means an amount equal to:

(a)the number of Options being exercised; multiplied by the sum of

(b)the Market Value of the same number of Shares as Options being exercised, less the aggregate Subscription Price for the Options being exercised.
"Independent Expert" means either a firm of independent public accountants of recognised standing who may be the regular auditors of the Company or an internationally recognised investment bank to be selected by the Board.

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"Market Value" means, on any day, the volume weighted average market price of the Shares as derived from the Oslo Stock Exchange (or any other stock exchange on which the Shares are traded, chosen by the Board) on the relevant date; or, if the Shares are not traded on any stock exchange, means the value of the Shares as determined by the Board.
"Option" means a synthetic instrument containing the right, subject to the terms and conditions of this Agreement, to receive Exercise Payment pursuant to the terms of these rules.
"Option Certificate" means a certificate issued by the Company to the Option Holder evidencing the title of the Option Holder to the Option(s).
"Option Holder" means an Eligible Person or a former Eligible Person who is the holder of Option(s) which has neither been fully exercised nor ceased to be exercisable nor lapsed and, where the context so permits, a person entitled to rights under any such Option(s) in consequence of the death of the original Option Holder.
"Participating Company" means the Company, any Subsidiary and such companies as may be engaged to perform management functions for the Company and the Subsidiaries from time to time.
"Rules" means these rules as varied from time to time in accordance with Clause 8 hereof. "Scheme" means this synthetic option scheme.
"Shares" means fully paid ordinary shares of par value US$ 1 each in the capital of the Company.
"Subscription Cost" means, in relation to the exercise of Option(s), the product of the number of Options being exercised and the Subscription Price of such Options.
"Subscription Price" means such price as the Board shall from time to time at its discretion resolve shall apply to an Option when such Option is granted provided that such price is not lower than the nominal value of a Share and that it shall be adjusted in accordance with Clause 6 below.
"Subsidiary" means a company, which for the time being, is a subsidiary of the Company within the definition contained in Section 86 of the Companies Act 1981 of Bermuda;
"Vesting Date" means the date on which an Option becomes exercisable and is the date the Board, in its discretion, may prescribe from time to time when an Option is granted, provided that such date cannot be earlier than one day after the Date of Grant.
1.2In this Scheme except in so far as the context otherwise requires:

(a)words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender;
(b)any reference herein to any enactment or statutory provision shall be construed as a reference to that Bermudian enactment or provision as from time to time amended extended or re-enacted; and
(c)references to the exercise of an Option shall include the exercise of an Option in part.

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2.GRANT OF OPTION
2.1At any time after the Adoption Date, and not later than the tenth anniversary thereof, the Board may, in its absolute discretion, resolve to grant an Option or Options to an Eligible Person or to Eligible Persons on the terms and conditions set out in the Rules.
2.2Immediately following the Date of Grant the Board shall notify the relevant Eligible Persons that they have been granted Options.
2.3The notice given by the Board pursuant to Clause 2.2 shall be in such form, not inconsistent with these Rules, as the Board may determine and shall specify the number of Options granted, any terms applicable thereto other than as set out herein, the Date of Grant and the Subscription Price.
2.4Not later than twelve weeks following the Date of Grant, the Option Holder may, by a notice given in writing, renounce his rights to any Option granted pursuant to Clause 2.1 in which event such Option shall be deemed for all purposes never to have been granted.
2.5As soon as possible after the expiry of the twelve week notice period referred to in Clause 2.4, the Board shall issue an Option Certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

3.LIMITATIONS
3.1No Option shall be granted after the tenth anniversary of the Adoption Date.

3.2No Option shall be granted to any person unless he is, at the Date of Grant, an Eligible Person.
3.3An Option shall carry no share rights in the Company, and an Option Holder shall have no shareholder rights in the Company as a consequence of being granted an Option or holding an Option.

4.MAIN TERMS
4.1No consideration shall be payable to the Company for the grant of an Option.

4.2Any Option which has not lapsed may be exercised in whole or in part at any time provided the earliest of the following events has occurred:
(a)the Vesting Date;

(b)the death of the Option Holder;

(c)a Change of Control.

4.3An Option which has vested, shall lapse and cease to be exercisable on the earliest of the following events:
(a)such date as the Board in its discretion may prescribe at the date the Option is granted, provided that such date cannot be later than the tenth anniversary of the Date of Grant;
(b)the first anniversary of the Option Holder's death;

(c)the first anniversary of the Option Holder's retirement;

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(d)three months following the Option Holder's ceasing to be an Eligible Person, other than by reason of his death or retirement;
(e)six months after the Option has become exercisable in accordance with Clause 7.1;

4.4An Option which has not vested, shall lapse and cease to be exercisable on the earliest of the following events:
(a)the date of an Option Holder's retirement; and

(b)the date an Option Holder cease to be an Eligible Person other than by reason of his death or retirement.

5.EXERCISE OF OPTIONS
5.1Exercise of Options shall be effected by the Option Holder giving notice in writing to the Company specifying the number of Options (not being less than 500 Options, and being a multiple of 100 Options, except in the case of final exercise of all outstanding rights under the Options) in respect of which the Options are being exercised on that occasion and accompanied by the relevant Option Certificate and otherwise in such form and manner as the Board in its discretion may prescribe from time to time.
5.2Subject to any necessary consents under regulations or enactments for the time being in force and compliance by the Option Holder with the Rules, the Company shall, not later than thirty days after receipt of the notice referred to in Clause 5.1 above, settle the number of Options specified in the notice by paying the Exercise Payment to the Option Holder. Payment shall be made into a bank account designated by the Option Holder.
5.3The Subscription Price for any Options settled pursuant to Clause 5.2 above or otherwise shall be deemed settled in full by set-off against the Exercise Payment payable by the Company to the relevant Option Holder pursuant to Clause 5.2 above.

6.ADJUSTMENTS TO OPTION RIGHTS
6.1In the event of any capitalisation or rights issue, any sub-division, consolidation or a reduction of the capital of the Company, the Board shall make appropriate adjustments with regard to:
(a)the number of Options;

(b)the Subscription Price subject to any Option; or

(c)the terms of any Option.

PROVIDED THAT:

(d)any such adjustment has been confirmed in writing by an Independent Expert to be in their opinion fair and reasonable; and
(e)the aggregate Subscription Cost payable by an Option Holder on the exercise of all his Options is not increased; and
(f)the amount payable to exercise an Option shall not be reduced below the nominal value of the Share.

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Further, the Subscription Price shall be reduced by the amount of all dividends declared by the Company per Share in the period from the Date of Grant until the date the Option(s) is exercised, always provided that the Subscription Price never shall be reduced below the par value of the Share.
6.2The Board shall give notice in writing to each Option Holder affected by any adjustment made pursuant to Clause 6.1 and may, at its discretion, deliver to him a revised Option Certificate in respect of his Option(s). Adjustments to the Subscription Price due to dividend payments shall be calculated as and when the Option(s) is exercised.

7.WINDING-UP
7.1If notice is given by the Board to the shareholders in the Company of a members' resolution for the voluntary winding up of the Company, notice of the same shall forthwith be given by the Board to the Option Holders.
7.2Each of the Option Holders shall be entitled, within three months following such notice, to give notice in writing to the Company that such Option Holder wishes to be treated as if all or any of his Options had been exercised immediately before the commencement of the winding-up. In such event the Option Holder will be entitled to participate in the assets available in the winding up pari passu with other creditors of the Company. Subject thereto all Options shall lapse on the commencement of the winding up.
7.3Option rights shall lapse immediately in the event of the Company being wound-up otherwise than in the event of a voluntary winding-up.

8.VARIATION OF THE SCHEME
8.1Subject to Clause 9.2 the Board may at any time alter or add to the Rules in any respect, provided that:
(a)the Board may not cancel an Option except where (i) the Option Holder has breached the provisions of Clause 9.5 or (ii) the Option Holder has previously agreed; and
(b)(subject as herein provided) the Board may not modify the terms of an Option already granted otherwise than with the consent of the Option Holder.
8.2The Board shall give notice in writing to each Option Holder of any alteration or addition made pursuant to this Clause 8 and may, at its discretion, deliver to each Option Holder a revised Option Certificate in respect of his Option.

9.GENERAL PROVISIONS
9.1The Company shall at all times keep available sufficient available funds to satisfy the exercise in full of all Options for the time being capable of being exercised.
9.2The Board may from time to time make and vary such regulations and establish such procedures for the administration and implementation of the Scheme as it thinks fit. In the event of any dispute or disagreement as to the interpretation of the Rules or as to the question of rights arising from or related to the Scheme, the decision of the Board shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

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9.3The cost of the administration and implementation of the Scheme shall be borne by the Company.
9.4The rights and obligations of an Eligible Person under the terms on which the Eligible Person holds his office or employment with a Participating Company shall not be affected by his participation in the Scheme or by any right he may have to participate therein, and the Scheme shall afford an Eligible Person no rights to compensation or damages in connection with the termination of such office or employment for any reason whatsoever.
9.5The rights and obligations of an Option Holder shall be personal to the Option Holder and no Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated save that nothing in this sub clause shall prohibit the transmission of an Option or the benefit thereof by operation of law.
9.6Any notice or other document to be served by the Company under the Scheme on an Eligible Person or Option Holder may be served personally or by e-mail or by sending it through the post in a prepaid letter addressed to him at his address as last known to the Company.
9.7Any notice or other document to be served on the Company under the Scheme may be served by an Eligible Person or Option Holder by leaving it at the registered office for the time being of the Company or by e-mail or by sending it through the post in a prepaid letter addressed to such registered office.
9.8Where any notice or other document is served or sent by first class post it shall be deemed to have been received at the expiration of seven days (excluding Saturdays, Sundays or public holidays in Bermuda or Norway) after the time when cover containing the same was put in the post properly addressed and stamped. Any notice or document sent by e-mail shall be deemed to have been received at the time of transmission to the party to which it is addressed.
9.9The Insider Trading Regulations of the Company are applicable to the Options granted pursuant to the Scheme.
9.10An Option Holder may not exercise Options if such exercise would be in violation of applicable Insider Trading Regulations or the insider regulations of the Company (in force from time to time).
9.11The Options shall not form the basis for holiday allowance or any pension entitlement, and any all payments under this Scheme shall be deemed to include a full settlement for any such rights.

10.TAX
10.1The Company or any other Participating Company, as the case may be, will report any grant or exercise of Options to the relevant tax authorities pursuant to the applicable legislation in force from time to time.
10.2Neither the Company nor any other Participating Company shall be liable for any tax becoming payable by an Option Holder as a result of the grant or exercise of Options or any other rights accruing under the Rules.
10.3No Participating Company makes any representations or provides any guarantee as to the tax treatment of Options.

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11.TERMINATION OF THE SCHEME
11.1The Scheme shall terminate on the earlier of the following dates:

(a)the date (if any) determined by the Board to be the date of termination of the Scheme; and
(b)the tenth anniversary of the Adoption Date.

11.2Following termination of the Scheme pursuant to Clause 11.1 above, no further Options shall be granted but the subsisting rights and obligations of existing Option Holders will continue in force as if the Scheme had not terminated.

12.GOVERNING LAW
12.1These Rules and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to these Rules or their formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with Bermuda law.

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